Exhibit 99.1

Royal Gold Reports First Quarter 2021 Results

DENVER, COLORADO. NOVEMBER 4, 2020: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we,” “us,” or “our”) reports net income of $106.9 million, or $1.63 per share, on revenue of $146.9 million in its first quarter of fiscal 2021 ended September 30, 2020 (“first quarter”). Adjusted net income[1] was $53.8 million, or $0.82 per share, after excluding a one-time, non-recurring $0.52 per share gain on the sale of the Peak Gold interest, discrete tax benefits of $0.37 per share, a $0.04 per share gain on the change in fair value of equity securities, and a reversal of $0.12 per share for the combined tax effects of these adjustments.

“Consistent performance from across our operating portfolio combined with strong metal prices led to record revenue this quarter,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “We also strengthened our balance sheet and counterparty relationships with the completion of two strategically significant

First Quarter Key Metrics Compared to Prior Year Quarter:

•  Record revenue of $146.9 million, an increase of 23.7%

•  Operating cash flow of $94.2 million, an increase of 32.2%

•  Volume of 76,900 GEOs[2], a decrease of 4.6%

•  Dividends paid of $18.4 million, an increase of 5.7%

•  Average price of $1,909 per gold ounce, an increase of 29.7%

transactions during the quarter. First, we divested our interests in the Peak Gold Project for meaningful cash and royalty consideration, bringing in an experienced operator to advance the project and thereby our remaining royalty interests. Second, while preserving the value to Royal Gold, we helped facilitate Golden Star’s sale of the Prestea and Bogoso mines by splitting out those assets from our stream interest on the Wassa mine. This transaction places each of the Wassa mine and the Prestea and Bogoso mines in the hands of counterparties with singular focus on the success of those operations. We welcome Kinross Gold Corporation as the new operator at the Peak Gold Project, and Future Global Resources Ltd. as the new operator at the Prestea and Bogoso mines, and we look forward to seeing them realize the full potential of these assets.”

Recent Developments

Khoemacau Project

According to Khoemacau Copper Mining (Pty.) Limited (“KCM”), progress continued at the Khoemacau Project (“Khoemacau”) during the first quarter, and the project reached approximately 70% of construction completion as of September 30, 2020, with 87% of the capital committed. According to KCM, activities are focused on refurbishment and upgrading of the Boseto mill, underground development, and completion of work on accommodation, electrical infrastructure to connect to the national grid, infrastructure at Zone 5 and haul road construction between Zone 5 and the Boseto mill. Also, according to KCM, underground development has cumulatively advanced 5,045 meters in the three mines.

The six-month state of emergency declared by the Government of Botswana in March 2020 to help prevent the spread of COVID-19 was extended on September 28, 2020, for an additional six months through March 2021. Mining remains designated as an “essential service” and KCM reports that general development activity at Khoemacau is continuing. However, due to the impacts experienced from prior lockdowns and travel restrictions, KCM reports that some activities, largely related to the process plant refurbishment and upgrade, have been impacted or rescheduled. Barring any potential further impacts caused by COVID-19 considerations, KCM continues to expect the first shipment of concentrate to occur late in the third calendar quarter of 2021.

On October 5, 2020, the Company made the fifth advance payment of $32.5 million towards the silver stream acquisition, which brings the total contribution to $179.3 million. It is expected that commitment of the remaining $32.7 million for the Base Silver Stream (80% of payable silver), or up to $85.7 million should KCM elect to fully exercise the Option Silver Stream (up to 100% of payable silver), will be weighted towards the first two quarters of calendar year 2021. Further payments are subject to certain conditions and are scheduled to be made on a quarterly basis using an agreed formula and certification process as project spending progresses.

Sale of Interest in Peak Gold Project

On September 30, 2020, the Company announced it had entered into an agreement with Kinross Gold Corporation (“Kinross”) to sell to its interest in the Peak Gold Project and its common share position in Contango Ore, Inc.

1 Adjusted net income is a non-GAAP financial measure. See Schedule A of this press release for additional information.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

(“Contango”), the Company’s joint venture partner in Peak Gold, LLC, the owner of the Peak Gold Project. Consideration received for the sale of these interests included cash of $61.3 million, an incremental 28% net smelter return royalty on silver produced from an area of interest which includes the current Peak Gold Project resource area, and an incremental 1% net smelter return royalty on certain State of Alaska mining claims acquired by a wholly-owned subsidiary of Contango in connection with the transactions. Peak Gold, LLC, retains the right to acquire 50% of the incremental 28% net smelter return royalty on silver for $4 million.

After this transaction, and consistent with Royal Gold’s strategy to focus on its core royalty and streaming business, the Company’s interests in the Peak Gold Project and State of Alaska mining claim property owned by Contango consist solely of net smelter return royalties.

Separation of Wassa, Prestea and Bogoso Streams

On October 1, 2020, the Company announced the separation of the Wassa, Prestea and Bogoso gold stream agreement into two separate gold stream agreements. This separation was completed to facilitate the sale by Golden Star Resources Ltd. (“Golden Star”) of the Prestea and Bogoso mines to Future Global Resources (“FGR”), effective September 30, 2020.

The Wassa stream agreement, which remains with Golden Star, provides the Company the right to purchase 10.5% of the gold produced from the Wassa mine until the delivery of 240,000 ounces, after which the stream percentage will decrease to 5.5%. The cash purchase price for gold is 20% of the spot price per ounce delivered until the delivery of 240,000 ounces, and 30% of the spot price per ounce delivered thereafter. As of September 30, 2020, approximately 124,800 ounces remain to be delivered from the Wassa mine until the 240,000 ounce delivery threshold is reached.

The Prestea and Bogoso stream agreement with FGR provides the Company the right to purchase 5.5% of the gold produced from the Prestea and Bogoso mines in return for a cash purchase price of 30% of the spot price per ounce delivered.

Continued Progress on Pueblo Viejo Expansion

Barrick Gold Corporation (“Barrick”) reported that it continues to advance work on the Pueblo Viejo project to expand the process plant and tailings storage facilities that could extend the mine life at Pueblo Viejo beyond calendar 2040. Barrick estimates that the process plant and tailings expansion project could significantly increase throughput and allow the mine to maintain average annual gold production of approximately 800,000 ounces after calendar 2022 (on a 100% basis), and that the increase in tailings storage capacity has the potential to convert approximately 11 million ounces of mineralized material to reserves (on a 100% basis).

Barrick reported during the quarter that the environmental impact assessment for the plant has been submitted to the authorities, and orders have been placed for long lead items. Barrick also reported that field work for the baseline environmental assessment of the additional tailings capacity has started and constructive discussions with the authorities regarding permitting are well underway.

Further Strengthening of Balance Sheet

The Company maintains its disciplined approach to capital allocation and repaid $30 million of the amount outstanding on its revolving credit facility during the first quarter, ending the quarter with an outstanding balance of $275 million and a net cash3 position of $138 million.

On October 2, 2020, and after closing of the sale of the Peak Gold Project interest, the Company repaid a further $75 million of the outstanding borrowings under the credit facility, reducing the amount outstanding to $200 million. After this repayment the amount available under the revolving credit facility was $800 million.

First Quarter 2021 Overview

First quarter revenue was $146.9 million compared to $118.8 million in the prior year quarter, with stream revenue of $106.5 million and royalty revenue of $40.4 million. The increase in total revenue for the first quarter compared to the prior year quarter was primarily due to increased gold, silver and copper prices.

Cost of sales, which excludes depreciation, depletion and amortization, increased to $21.9 million for the quarter from $20.1 million for the prior year quarter. The increase was primarily due to an increase in gold, silver and copper prices when compared to the prior period. Cost of sales is specific to our stream agreements and is the result of our purchase of gold, silver and copper for a cash payment.

Exploration costs decreased to $0.6 million for the first quarter from $2.6 million for the prior year quarter. Exploration costs were specific to the exploration and advancement of the Peak Gold Project, and exploration costs decreased compared to the prior period primarily due to COVID-19 safety considerations.

3 Net debt (and net cash) is a non-GAAP financial measure. See Schedule A of this press release for additional information.

Depreciation, depletion and amortization increased to $46.3 million for the first quarter from $38.7 million for the prior year quarter. The increase was primarily due to higher copper sales at Mount Milligan and higher gold sales at Pueblo Viejo. An increase in depletion rates at Mount Milligan, as previously discussed in the Company’s fiscal year 2020 10-K, also contributed to the increase. The increase was partially offset by a decrease in gold sales at Andacollo when compared to the prior year quarter.

The Company recognized an increase in fair value changes in equity securities of $2.5 million in the first quarter, compared to a decrease of $1.4 million in the prior year quarter.

Interest and other expense decreased to $1.9 million in the first quarter, from $2.8 million for the prior year quarter. The decrease was primarily attributable to lower interest expense as a result of lower interest rates on outstanding debt when compared to the prior period.

During the first quarter, the Company recorded an income tax benefit totaling $(2.4) million, compared with an income tax benefit of $(23.5) million during the prior year quarter. The income tax benefit resulted in an effective tax rate of (2.3%) in the first quarter, compared with (51.9%) in the prior year quarter. The effective tax rate for the first quarter included income tax benefits ($24.5 million) resulting primarily from the release of an uncertain tax position due to a settlement agreement with a foreign tax authority and a change to the realizability of certain deferred tax assets. The effective tax rate for the prior year quarter included an income tax benefit ($32.3 million) primarily related to the enactment of the Federal Act on Tax Reform and AHV Financing in Switzerland (Swiss Tax Reform).

At September 30, 2020, the Company had current assets of $469.8 million compared to current liabilities of $56.1 million, resulting in working capital of $413.6 million. This compares to current assets of $362.2 million and current liabilities of $43.6 million at June 30, 2020, resulting in working capital of $318.6 million. The increase in working capital was primarily due to proceeds received from the sale of the Peak Gold interest and increased revenue.

Net cash provided by operating activities totaled $94.2 million for the first quarter, compared to $71.2 million for the prior year quarter. The increase was primarily due to an increase in proceeds received from the Company’s stream and royalty interests, net of cost of sales and production taxes, of approximately $20.1 million.

Net cash provided by investing activities totaled $49.7 million for the first quarter, compared to net cash provided by investing activities of $0.5 million for the prior year quarter. The increase was primarily due to cash received of $49.2 million for the sale of the Company’s Peak Gold Project investment and $12.1 million for the sale of the Company’s common share position in Contango. This increase was partially offset by an advance payment of $11.1 million for the Khoemacau silver stream acquisition during the current period.

As of September 30, 2020, the Company had $725 million available and $275 million outstanding under the revolving credit facility. Working capital, combined with available capacity under the revolving credit facility, resulted in approximately $1.1 billion of total liquidity at September 30, 2020. Subsequent to the end of the first quarter on October 2, 2020, the Company repaid a further $75 million on the outstanding credit facility.

Property Highlights

A summary of first quarter and historical production reported by operators of the Company’s principal stream and royalty properties can be found on Tables 1 and 2. Calendar year 2020 operator production estimates for these properties compared to actual production at these properties through September 30, 2020 can be found on Table 3. Results of the streaming business for the first quarter, compared to the prior year quarter, can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the first quarter, compared to the prior year quarter, are detailed in the Quarterly Report on Form 10-Q.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of September 30, 2020, the Company owned interests on 188 properties on five continents, including interests on 40 producing mines and 17 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	First Quarter Call Information:

Alistair Baker	Dial-In	855-209-8260 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	855-669-9657 (Canada); toll free 412-542-4106 (International)
(720) 554-6995	Conference Title:	Royal Gold

Note: Management’s conference call reviewing the first quarter results will be held on Thursday, November 5, 2020, at noon Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, the following: statements about our expected financial performance, including revenue, expenses, earnings or cash flow; operators’ expected operating and financial performance, including production, deliveries, mine plans and reserves, development, cash flows and capital expenditures; planned and potential acquisitions or dispositions, including funding schedules and conditions; liquidity, financing and dividends; our overall investment portfolio; macroeconomic and market conditions including the impacts of COVID-19; prices for gold, silver, copper, nickel and other metals; potential impairments; or tax changes.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a low-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, changes to mine plans and reserves, liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, contractual issues involving our stream or royalty agreements, or operational disruptions due to COVID-19; risks associated with doing business in foreign countries; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended June 30, 2020. Most of these factors are beyond our ability to predict or control.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates for calendar 2020, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project mine life, construction completion, current staffing levels and activity focus, underground development, cost information and initial deliveries of silver under the streaming agreement was provided to the Company by Cupric Canyon Capital L.P., the privately-held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

First Quarter Fiscal 2021
Revenue and Operators’ Reported Production for Principal Stream and Royalty Interests

(In thousands, except reported production in oz and lb)

		Three Months Ended			Three Months Ended
		September 30, 2020			September 30, 2019
Stream/Royalty	Metal(s)	Revenue	Reported Production(1)		Revenue	Reported Production(1)
Stream:
Mount Milligan		$34,620			$30,497
	Gold		11,800	oz		16,600	oz
	Copper		4.1	Mlb		2.4	Mlb
Pueblo Viejo		$31,270			$21,618
	Gold		11,100	oz		9,500	oz
	Silver		451,200	oz		475,600	oz
Andacollo	Gold	$23,509	12,200	oz	$20,604	14,000	oz
Wassa	Gold	$9,108	4,900	oz	$5,319	3,600	oz
Other(2)		$7,996			$8,943
	Gold		4,000	oz		5,800	oz
	Silver		23,200	oz		34,500	oz
Total stream revenue		$106,503			$86,981
Royalty:
Peñasquito		$10,209			$4,420
	Gold		130,700	oz		35,500	oz
	Silver		6.4	Moz		4.6	Moz
	Lead		41.7	Mlb		29.7	Mlb
	Zinc		98.0	Mlb		107.1	Mlb
Cortez	Gold	$5,684	37,600	oz	$4,417	35,100	oz
Other(2)	Various	$24,484	N/A		$22,956	N/A
Total royalty revenue		$40,377			$31,793
Total revenue		$146,880			$118,774

1	Reported production relates to the amount of metal sales subject to our stream and royalty interests for the three months ended September 30, 2020, and 2019, and may differ from the operators’ public reporting.
2	Individually, except for Rainy River which contributed 6% of revenue for the three months ended September 30, 2019, no stream or royalty included within the “Other” category contributed greater than 5% of the Company’s total revenue for either period.

TABLE 2

Operators’ Historical Production

				Reported Production For The Quarter Ended[1]
Property	Operator	Stream/Royalty	Metal(s)	Sep. 30, 2020		Jun. 30, 2020		Mar. 31, 2020		Dec. 31, 2019		Sep. 30, 2019
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	11,800	oz	20,200	oz	14,000	oz	12,900	oz	16,600	oz
		18.75% of payable copper	Copper	4.1	Mlb	1.7	Mlb	4.3	Mlb	4.3	Mlb	2.4	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in gold produced up to 990,000 ounces; 3.75% thereafter	Gold	11,100	oz	10,200	oz	13,200	oz	10,500	oz	9,500	oz
		75% of Barrick's interest in payable silver up to 50 million ounces; 37.5% thereafter(2)	Silver	451,200	oz	394,700	oz	417,800	oz	462,400	oz	475,600	oz
Andacollo	Teck	100% of gold produced up to 900,000 ounces; 50% thereafter	Gold	12,200	oz	6,300	oz	13,900	oz	13,900	oz	14,000	oz
Wassa	Golden Star	10.5% of gold produced up to 240,000 ounces; 5.5% thereafter	Gold	4,900	oz	2,600	oz	5,600	oz	3,300	oz	3,600	oz
Royalty:
Peñasquito	Newmont Corporation	2.0% NSR	Gold	130,700	oz	83,700	oz	97,200	oz	95,800	oz	35,500	oz
			Silver	6.4	Moz	5.2	Moz	8.7	Moz	9.3	Moz	4.6	Moz
			Lead	41.7	Mlb	30.6	Mlb	60.5	Mlb	61.5	Mlb	29.7	Mlb
			Zinc	98.0	Mlb	90.2	Mlb	124.5	Mlb	72.1	Mlb	107.1	Mlb
Cortez	Nevada Gold Mines LLC	GSR1, GSR2, GSR3, NVR1, NVR1C(3)	Gold	37,600	oz	52,500	oz	57,700	oz	28,000	oz	35,100	oz

1	Reported production relates to the amount of metal sales subject to our stream and royalty interests for the three months ended September 30, 2020, and 2019, and may differ from the operators’ public reporting.
2	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
3	Please refer to Part I, Item 2, of the Company’s Fiscal 2020 Form 10-K for a full description of the Company’s royalty interests at Cortez.

TABLE 3

Operator’s Estimated and Actual Production

	Operator's Estimated Production for			Operator's Actual Calendar 2020
	Full Year Calendar 2020(1)			Production to Date(2)
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo(3)	53,000			37,200
Mount Milligan(4)	140,000 - 160,000			119,200
Copper			80 - 90 M			62.4 M
Pueblo Viejo(5)	530,000 - 580,000	N/A		383,000	N/A
Wassa(6)	165,000 - 170,000			126,700
Royalty:
Cortez GSR1	66,900			88,000
Cortez GSR2	109,600			59,900
Cortez GSR3	146,300			143,100
Cortez NVR1	113,500			112,100
Cortez NVR1C	30,100			4,800
Peñasquito(7)	510,000	28 M		343,000	20.4 M
Lead			190 M			130 M
Zinc			360 M			281 M

1	Production estimates received from the operators are for calendar 2020. There can be no assurance that production estimates received from the operators will be achieved. Please also refer to our cautionary language regarding forward-looking statements above, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Fiscal 2020 Form 10-K for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2020 through September 30, 2020, unless otherwise noted in footnotes to this table.
3	The estimated and actual production figures shown for Andacollo are contained gold in concentrate.
4	The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent Barrick’s 60% interest in Pueblo Viejo. Barrick did not provide estimated or actual silver production.
6	The estimated and actual production figures shown for Wassa are payable gold in doré.
7	The estimated and actual gold production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The estimated and actual lead and zinc production figures shown are payable lead and zinc in concentrate.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2020		September 30, 2019		September 30, 2020	June 30, 2020
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	19,600	11,800	14,000	16,600	11,000	3,300
Pueblo Viejo	9,400	11,100	10,500	9,500	9,400	100
Andacollo	13,700	12,200	9,700	14,000	1,600	11,100
Wassa	4,000	4,900	2,900	3,600	2,000	2,900
Other	4,400	4,000	5,800	5,800	1,900	1,500
Total	51,100	44,000	42,900	49,500	25,900	18,900

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2020		September 30, 2019		September 30, 2020	June 30, 2020
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	408,600	451,200	462,500	475,600	408,600	451,200
Other	52,700	23,200	49,400	34,500	52,900	23,400
Total	461,300	474,400	511,900	510,100	461,500	474,600

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2020		September 30, 2019		September 30, 2020	June 30, 2020
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	5.8	4.1	2.4	2.4	2.5	0.8

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	September 30, 2020	June 30, 2020
ASSETS
Cash and equivalents	$413,116	$319,128
Royalty receivables	33,573	27,689
Income tax receivable	4,298	2,435
Stream inventory	17,159	11,671
Prepaid expenses and other	1,679	1,227
Total current assets	469,825	362,150
Stream and royalty interests, net	2,242,314	2,318,913
Other assets	85,048	85,224
Total assets	$2,797,187	$2,766,287
LIABILITIES
Accounts payable	$2,901	$2,484
Dividends payable	18,368	18,364
Income tax payable	25,730	13,323
Other current liabilities	9,140	9,384
Total current liabilities	56,139	43,555
Debt	270,696	300,439
Deferred tax liabilities	85,784	86,439
Uncertain tax positions	13,230	25,427
Other long-term liabilities	8,117	8,308
Total liabilities	433,966	464,168
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,545,606 and 65,531,288 shares outstanding, respectively	656	655
Additional paid-in capital	2,199,705	2,210,429
Accumulated earnings	149,702	61,133
Total Royal Gold stockholders’ equity	2,350,063	2,272,217
Non-controlling interests	13,158	29,902
Total equity	2,363,221	2,302,119
Total liabilities and equity	$2,802,187	$2,766,287

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	For The Three Months Ended
	September 30, 2020	September 30, 2019
Revenue	$146,880	$118,774
Costs and expenses
Cost of sales (excludes depletion, depreciation and amortization)	21,902	20,111
General and administrative	7,454	7,443
Production taxes	1,355	1,099
Exploration costs	563	2,626
Depreciation, depletion and amortization	46,300	38,714
Total costs and expenses	77,574	69,993
Gain on sale of Peak Gold JV interest	33,906	—
Operating income	103,212	48,781
Fair value changes in equity securities	2,539	(1,375)
Interest and other income	421	775
Interest and other expense	(1,875)	(2,834)
Income before income taxes	104,297	45,347
Income tax (benefit	2,377	23,525
Net income and comprehensive income	106,674	68,872
Net loss and comprehensive loss attributable to non-controlling interests	265	1,581
Net income and comprehensive income attributable to Royal Gold common stockholders	$106,939	$70,453
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$1.63	$1.07
Basic weighted average shares outstanding	65,537,714	65,465,611
Diluted earnings per share	$1.63	$1.07
Diluted weighted average shares outstanding	65,632,689	65,615,926
Cash dividends declared per common share	$0.28	$0.265

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended
	September 30, 2020	September 30, 2019
Cash flows from operating activities:
Net income and comprehensive income	$106,674	$68,872
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	46,300	38,714
Gain on sale of Peak Gold JV interest	(33,906)	—
Non-cash employee stock compensation expense	1,493	2,101
Fair value changes in equity securities	(2,539)	1,375
Deferred tax (benefit) expense	(10,545)	(33,139)
Other	111	281
Changes in assets and liabilities:
Royalty receivables	(5,884)	(5,902)
Stream inventory	(5,488)	608
Income tax receivable	(1,864)	(995)
Prepaid expenses and other assets	260	(3,197)
Accounts payable	(235)	517
Income tax payable	12,408	(1,426)
Uncertain tax positions	(12,196)	1,748
Other liabilities	(437)	1,682
Net cash provided by operating activities	$94,152	$71,239
Cash flows from investing activities:
Acquisition of stream and royalty interests	(11,304)	(4,362)
Proceeds from sale of Peak Gold JV interest	49,154	—
Proceeds from sale of Contango shares	12,146	—
Other	(339)	4,858
Net cash provided by investing activities	$49,657	$496
Cash flows from financing activities:
Repayment of debt	(30,000)	(50,000)
Net payments from issuance of common stock	(1,389)	(2,423)
Common stock dividends	(18,365)	(17,373)
Other	(67)	556
Net cash used in financing activities	$(49,821)	$(69,240)
Net increase in cash and equivalents	93,988	2,495
Cash and equivalents at beginning of period	319,128	119,475
Cash and equivalents at end of period	$413,116	$121,970

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
3.	Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the trailing twelve month adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because it could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA:

	Three Months Ended
	September 30,
(amounts in thousands)	2020	2019
Net income and comprehensive income	$106,674	$68,872
Depreciation, depletion and amortization	46,300	38,714
Non-cash employee stock compensation	1,493	2,101
Gain on sale of Peak Gold JV interest	(33,906)	—
Fair value changes in equity securities	(2,539)	1,375
Interest and other, net	1,454	2,059
Income tax benefit	(2,377)	(23,525)
Non-controlling interests in operating loss of consolidated subsidiaries	265	1,581
Adjusted EBITDA	$117,364	$91,177

Adjusted net income and adjusted net income per share:

	Three Months Ended
	September 30,
(amounts in thousands, except per share data)	2020	2019
Net income and comprehensive income attributable to Royal Gold common stockholders	$106,939	$70,453
Fair value changes in equity securities	(2,539)	1,375
Gain on sale of Peak Gold JV interest	(33,906)	—
Discrete tax benefits	(24,515)	(32,355)
Tax effect of adjustments	7,809	(294)
Adjusted net income attributable to Royal Gold common stockholders	53,788	39,179

Net income attributable to Royal Gold common stockholders per diluted share	$1.63	$1.07
Fair value changes in equity securities	(0.04)	0.02
Gain on sale of Peak Gold JV interest	(0.52)	—
Discrete tax benefits	(0.37)	(0.49)
Tax effect of adjustments	0.12	—
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.82	$0.60

Net debt (cash) and net debt (cash) to Trailing Twelve Month (TTM) adjusted EBITDA:

	September 30,	June 30,
(amounts in thousands)	2020	2020
Debt	$270,696	$300,439
Debt issuance costs	4,304	4,561
Cash and equivalents	(413,116)	(319,128)
Net debt (cash)	$(138,116)	$(14,128)

TTM adjusted EBITDA	$414,267	$388,077
Net debt (cash) to TTM adjusted EBITDA	(.33)x	(.04)x

Free cash flow:

	Three Months Ended
	September 30,
(amounts in thousands)	2020	2019
Net cash provided by operating activities	$94,152	$71,239
Acquisition of stream and royalty interests	(11,304)	(4,362)
Free cash flow	$82,848	$66,877

Net cash provided by investing activities	$49,657	$496
Net cash used in financing activities	$(49,821)	$(69,240)

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average gold price for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.